Exhibit 99.1

Badger Meter Reports Record Second Quarter Sales and Strong Earnings

MILWAUKEE--(BUSINESS WIRE)--July 20, 2011--Badger Meter, Inc. (NYSE: BMI) today reported record sales and, excluding a one-time settlement gain in 2010, increased earnings for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

  Net sales were a record $75,148,000 for the second quarter of 2011, a 1.2% increase from sales of $74,290,000 for the second quarter of 2010.
  Net earnings were $7,834,000 for the second quarter of 2011, a 2.4% decrease from net earnings of $8,029,000 for the second quarter of 2010.
  Diluted earnings per share were $0.52 for the second of 2011, a 1.9% decrease from earnings per share of $0.53 for the second quarter of 2010.

First Half 2011 Highlights

  Net sales were $132,507,000 for the first half of 2011, a 2.6% decrease from sales of $136,089,000 for the first half of 2010.
  Net earnings were $11,094,000 for the first half of 2011, a 17.1% decrease from earnings of $13,381,000 for the first half of 2010.
  Diluted earnings per share were $0.74 for the first half of 2011, a 16.9% decrease from earnings per share of $0.89 for the first half of 2010.

Operations Review

“We performed very well in the second quarter. Our sales set a new record for the quarter and earnings were at a near-record level. Excluding a one-time gain received in a settlement related to the company’s plant in Mexico in 2010, earnings increased over last year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record sales were driven by a significant increase in sales of specialty products, including Badger® ORION® radio transmitters for natural gas meters and Research Control® valves. The second quarter also included sales from Remag AG, which was acquired in January 2011.

“Sales in the municipal water market were down in the second quarter over the prior year, reflecting the continuation of many of the same conditions we saw in the first quarter. Concerns about potential spending reductions have slowed the decision-making process for some municipalities and housing starts remain low. In addition, we believe some customers are waiting for the release of the Badger® ORION® SE two-way advanced metering analytics (AMA) system, which is scheduled for full rollout in the third quarter. ORION SE is a major new technology advancement that takes the industry to a new level. We believe some customers are taking time to evaluate this new technology in advance of the full rollout. Our experience has been that once a thorough analysis is completed, customers move ahead with orders,” said Meeusen.

The gross profit margin was relatively flat at 36.2% for the second quarter of 2011 compared to 36.4% for the same period in 2010. “Increased sales of higher-margin specialty products, price increases, and lower manufacturing costs resulting from the shift in residential water meter production to a new facility in Mexico, helped to offset significantly higher copper prices in the second quarter,” Meeusen said. He noted that last year’s second quarter results included a pretax gain of $740,000 from a settlement related to the company’s Mexico plant.

“We remain optimistic about the long-term prospects of Badger Meter. The fundamental drivers of our business remain strong and the short-term slowdown in the municipal water market and fewer housing starts will ultimately improve. With our established customer base, comprehensive product line and new ORION SE technology, we believe we are well positioned for the future,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2011 second quarter results on Thursday, July 21, 2011 at 10:00 a.m. Central/11:00 a.m. Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8037 and entering the passcode 97830629. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PV677UNHK. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, July 28, by dialing 1-888-286-8010 and entering the passcode 19881915. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the new advanced metering analytics (AMA) systems that offer a complete solution to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

Six Months Ended June 30,

	2011	2010
Net sales	$132,507,000	$136,089,000
Cost of sales	$84,850,000	$85,857,000
Gross margin	$47,657,000	$50,232,000
Selling, engineering and administration	$30,142,000	$28,504,000
Operating earnings	$17,515,000	$21,728,000
Interest expense	$208,000	$180,000
Earnings before income taxes	$17,307,000	$21,548,000
Provision for income taxes	$6,213,000	$8,167,000
Net earnings	$11,094,000	$13,381,000

Earnings per share:
Basic	$0.74	$0.90
Diluted	$0.74	$0.89

Shares used in computation of:
Basic	14,943,502	14,916,269
Diluted	15,035,457	15,020,163

Three Months Ended June 30,

	2011	2010
Net sales	$75,148,000	$74,290,000
Cost of sales	$47,928,000	$47,267,000
Gross margin	$27,220,000	$27,023,000
Selling, engineering and administration	$14,943,000	$14,041,000
Operating earnings	$12,277,000	$12,982,000
Interest expense	$96,000	$80,000
Earnings before income taxes	$12,181,000	$12,902,000
Provision for income taxes	$4,347,000	$4,873,000
Net earnings	$7,834,000	$8,029,000

Earnings per share:
Basic	$0.52	$0.54
Diluted:	$0.52	$0.53

Shares used in computation of:
Basic	14,962,314	14,924,203
Diluted	15,052,792	15,021,435

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	June 30,	December 31,
	2011	2010
	(unaudited)

Cash	$4,273,000	$3,089,000

Receivables	45,611,000	40,429,000
Inventories	47,234,000	48,316,000
Other current assets	7,154,000	5,503,000

Total current assets	104,272,000	97,337,000

Net property, plant and equipment	67,010,000	66,088,000
Intangible assets, at cost less accumulated amortization	34,912,000	34,170,000
Other long-term assets	7,749,000	9,107,000
Goodwill	9,162,000	9,162,000

Total assets	$223,105,000	$215,864,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$6,115,000	$12,878,000
Payables	13,616,000	11,159,000
Accrued compensation and employee benefits	6,468,000	7,143,000
Other liabilities	4,564,000	1,499,000

Total current liabilities	30,763,000	32,679,000

Long-term employee benefits and other	14,092,000	14,802,000
Shareholders’ equity	178,250,000	168,383,000

Total liabilities and shareholders’ equity	$223,105,000	$215,864,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702